CERTIFIED RESOLUTIONS

I, Wade R. Bridge, Assistant Secretary of The GKM Funds (the “Trust”), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, at a meeting of the Board on January 23, 2012:

WHEREAS, the Trustees of the Trust, including a majority of the Independent Trustees, have reviewed the amount and form of coverage of the fidelity bond issued by Federal Insurance Company (the “Fidelity Bond”); and

WHEREAS, the amount of the coverage under the Fidelity Bond is $350,000, which meets the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

NOW, THEREFORE, BE IT RESOLVED, that the amount and form of coverage of the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, ratified and approved; and

FURTHER RESOLVED, that Wade R. Bridge, an Assistant Secretary of the Trust, be, and he hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions deemed necessary or appropriate to effectuate these resolutions.

January 23, 2012	/s/ Wade R. Bridge
Wade R. Bridge
Assistant Secretary